Exhibit 99.1

PRESS RELEASE

INVESTOR/FINANCE CONTACT:
Rob Krolik
DigitalThink
415-625-4076
investorrelations@digitalthink.com



DigitalThink Announces Financial Results for Second Quarter of Fiscal 2004

Orders Increased 50% Over the Previous Quarter
------------------------------------------------------------------------

San Francisco, CA - October 22, 2003 - DigitalThink, Inc. (Nasdaq: DTHK), the leader in custom e-learning for Fortune 1000 companies, today announced financial results for its second quarter of fiscal 2004.

Revenues for the second quarter of fiscal 2004 were $11.0 million, up 10 percent from revenues of $10.0 million in the same period last year. Total costs and expenses, including special charges of $7.0 million, were $21.7 million in the quarter ended September 30, 2003, compared with $13.1 million for the same period last year. Special charges in the second quarter of fiscal 2004 included a restructuring charge of $3.5 million and a charge for the write-off of technology intangibles of $3.5 million related to our LearningByte acquisition in 2001. On a GAAP basis the company reported a net loss for the second quarter of 2004 of $10.6 million, or a loss of $0.23 per share, compared with a net loss for the same period last year of $3.0 million, or a loss of $0.07 per share. Excluding the restructuring charge, the write-off of technology intangibles and expense associated with the amortization of intangibles, our pro forma loss per share in the quarter ended September 30, 2003, was $0.07 per share.

"DigitalThink's results for the second quarter of fiscal 2004 were disappointing after several quarters of progress. Although total revenues were greater than the second quarter of last year, they were below our expectation and previous guidance despite strong growth in new bookings," said Michael Pope, president and chief executive officer of DigitalThink. "However, we have a clear indication that efforts from our new and
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expanded  sales team are beginning to pay off. Our orders in the quarter were up
50% over the previous quarter, our pipeline has strengthened significantly and we are seeing projects appreciably larger in scope and deal size."


Recent Highlights

Other first quarter highlights at DigitalThink include:

o Adding 14 significant new customers and expanding business with over 60 existing customers.
o Continuing to lead the e-learning industry in SCORM compliance by establishing an e-learning Developer Program for SCORM-compliant courseware, development, conversion and maintenance and introducing the L5 SCORM Producer - a plug-in for Macromedia Dreamweaver that enables developers to automate SCORM development.
o Being selected by Salesforce.com to develop and deliver online product training.


Business Outlook

For the third quarter of fiscal 2004, revenues are currently anticipated to be $10.5 to $11.5 million and we are expecting a loss per share of between $0.03 to $0.06 on a pro forma basis. We expect revenues in the fourth quarter of fiscal 2004 to be in the range of $12.0 to $14.0 million, building on our order success from this past quarter and strong pipeline. Pro forma earnings per share for the fourth quarter of fiscal 2004 are expected to be in the range of a loss of $0.03 to a profit of $0.01.

The above targets represent the company's current revenue and earnings projections as of the date of this release and are based on current conditions. The company's policy is not to confirm, update or otherwise comment on its financial projections except as may be required to comply with applicable law.

About DigitalThink

DigitalThink is the leader in custom e-learning for Fortune 1000 companies. DigitalThink provides the right combination of courseware development, do-it-yourself capabilities, learning delivery, and industry-specific expertise. DigitalThink's customers include ADP Dealer Services, BearingPoint, Circuit City, EDS, Kinko's, Mazda, and Red Hat. When learning matters, the proven choice is DigitalThink.

                                # # #


"Safe Harbor" Statement Under the Private Securities Litigation Reform Act 1995:

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding DigitalThink's expectations, anticipations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding DigitalThink's expectations for fiscal 2004 and are based on management's projections and beliefs regarding DigitalThink's sales strategies, product capabilities, ability to control expenses, ability to recognize revenues from backlog, future sales, the applicability of DigitalThink's solutions to existing and prospective customers, growth of future enrollments, and the growth of the e-learning market. All forward-looking statements included in this release are based upon information available to DigitalThink as of the date hereof, and DigitalThink assumes no obligation to update any such forward-looking statement. Actual results could differ materially from DigitalThink's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, our limited operating history, expected fluctuation of our quarterly revenues, our ability to recognize revenues in accordance with our expectations, our ability to maintain our relationships with our principal customers, successful hiring and retention of qualified staff in both the US and India, the continued success of our alliance program, and other factors and risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov.

                               DigitalThink, Inc.
                            Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                         Three Months          Six Months
                                             Ended                Ended
                                          September 30,        September 30,
                                       -------------------  --------------------
                                         2003       2002       2003       2002
                                       --------- ---------  ---------  ---------
Revenues:
  Delivered Learning fees              $  5,774   $ 5,867   $ 11,397   $ 10,861
  Learning Solution services              5,241     4,156     11,476      8,767
                                       ---------  --------  ---------  ---------
      Total revenues                     11,015    10,023     22,873     19,628

Costs and expenses:
  Cost of Delivered Learning fees         1,014     1,220      2,049      2,615
  Cost of Learning Solution services      2,674     1,381      5,436      3,076
  Content research and development        1,354     1,382      2,650      2,868
  Technology research and development     1,713     1,647      3,529      3,600
  Selling and marketing                   3,723     3,463      7,353      6,913
  General and administrative              2,331     1,680      4,134      3,847
  Depreciation                            1,430     1,829      2,965      3,524
  Amortization of intangibles &
    stock-related charges                   444       483        871        982
  Loss from write-down of intangibles     3,507         -      3,507          -
  Restructuring charge                    3,473         -      3,437          -
                                        --------  --------  ---------  ---------
      Total costs and expenses           21,663    13,085     35,931     27,425
                                        --------  --------  ---------  ---------

Loss from operations                    (10,648)   (3,062)   (13,058)    (7,797)
Interest and other income                    13        69         35        164
                                        --------  --------  ---------  ---------
Net loss before cumulative effect of
accounting principle                    (10,635)   (2,993)   (13,023)    (7,633)
Cumulative effect of accounting change         -         -         -    (50,189)
                                       ---------  --------  ---------  ---------
Net loss                               $(10,635)  $(2,993)  $(13,023)  $(57,822)
                                       =========  ========  =========  =========

Net loss per share--basic and diluted:
Before cumulative effect of
accounting change                      $  (0.23)  $ (0.07)  $  (0.29)  $  (0.19)
Cumulative effect of accounting change         -         -         -      (1.22)
                                       ---------  --------  ---------  ---------
Net loss per share - basic and diluted $  (0.23)  $ (0.07)  $  (0.29)  $  (1.41)
                                       =========  ========  =========  =========

Shares used in computing basic and
diluted loss per share                   45,348    41,083     44,498     40,944

Reconciliation of GAAP net loss to
pro-forma net loss:
Net loss - GAAP                        $(10,635)  $(2,993)  $(13,023)  $(57,822)
 Add back: Amortization of intangibles
           & stock-related charges          444       483        871        982
 Add back: Loss from write-down of
           intangibles                    3,507         -      3,507          -
 Add back: Restructuring charge           3,473         -      3,437          -
                                       ---------  --------  ---------  ---------
Net loss - pro forma                   $ (3,211)  $(2,510)  $ (5,208)  $(56,840)
                                       =========  ========  =========  =========
Net loss per share - pro forma         $  (0.07)  $ (0.06)  $  (0.12)  $  (1.39)
                                       =========  ========  =========  =========

                               DigitalThink, Inc.
                                 Balance Sheets
                      (in thousands, except per share data)

                                                   September 30,     March 31,
                                                       2003            2003
                                                   ------------    ------------
                                                    (unaudited)
ASSETS

Cash, marketable securities and restricted cash*    $   31,111      $   26,709
Accounts receivable                                      9,302           6,344
Other                                                    2,460           2,302
Property and equipment, net                             13,578          14,510
Goodwill and other intangible assets                    24,704          23,747
                                                   ------------    ------------
    Total assets                                    $   81,155      $   73,612
                                                   ============    ============

LIABILITIES & STOCKHOLDERS' EQUITY

Deferred revenue                                         4,106           6,343
Other                                                   15,744          11,619
Long-term liabilities                                    9,010           5,892
Total stockholders' equity                              52,295          49,758
                                                   ------------    ------------
    Total liabilities and stockholders' equity      $   81,155      $   73,612
                                                   ============    ============

* includes $3.7 million and $4.0 million in non-current restricted cash and deposits at September 30, 2003 and March 31, 2003, respectively.